                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              SEMTECH CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                               [LOGO OF SEMTECH]
                              Semtech Corporation
                               652 Mitchell Road
                         Newbury Park, California 91320



                                   May 5, 2000
Dear Stockholder:

    This year's Annual Meeting (the "Meeting") of Stockholders of Semtech Corporation (the "Company" or "Semtech") will be held on June 8, 2000 at 1:00 PM at the Hyatt Westlake Plaza, 880 S. Westlake Boulevard, Westlake Village, California 91361 (Westlake Village Boulevard exit off the 101 Freeway).

    The Notice of Annual Meeting of Stockholders and the Proxy Statement accompanying this letter describe the business we will consider at the Meeting. This year we are seeking to elect six Directors to hold office until the next annual meeting (or until their successors are duly elected and qualified), approval of an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue and to approve the appointment of Arthur Andersen LLP as the Company's independent public accountants for the ensuing year.

    Your vote is very important. I urge you to sign, date and return the enclosed proxy card in the envelope provided in order to be certain your shares
are represented at the Meeting, even if you plan to attend the Meeting.   We
look forward to meeting those of you who are able to attend the meeting and discussing any questions which you may have.

                                Sincerely,

                                /s/ John D. Poe

                                John D. Poe
                                Chairman of the Board,
                                President and Chief Executive Officer

                              SEMTECH CORPORATION
                                _______________


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 8, 2000


     Notice is hereby given that the Annual Meeting of Stockholders of Semtech Corporation will be held at the Hyatt Westlake Plaza, 880 S. Westlake Boulevard, Westlake Village, California 91361 (Westlake Village Boulevard exit off the 101 Freeway) on Thursday, June 8, 2000 at 1:00 p.m., Pacific Daylight Savings time, for the following purposes:

     1. To elect six Directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

     2. To approve of an amendment to the Company's Certificate of Incorporation, as amended to increase the number of shares of Common Stock which the Company is authorized to issue from 100,000,000 to 250,000,000.

     3. To ratify and approve the appointment of Arthur Andersen LLP as the independent public accountants for the Company.

     4. To transact any other business which may properly come before the Meeting or any adjournment or postponements thereof.

     The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 24, 2000. Holders of a majority of the outstanding stock must be present in person or by proxy in order for the meeting to be held.

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

     This Proxy Statement, proxy and the Company's Annual Report to Stockholders are being mailed on or about May 5, 2000.

     A return envelope is enclosed for your convenience.


                                By Order of the Board of Directors

                                /s/ David G. Franz, Jr.

                                David G. Franz, Jr.
                                Vice President of Finance
                                and Secretary

May 5, 2000
Newbury Park, California

                              Semtech Corporation

                        ANNUAL MEETING OF STOCKHOLDERS
                              GENERAL INFORMATION
                                 June 8, 2000

The Board of Directors of Semtech Corporation (the "Company") 652 Mitchell Road, Newbury Park, California, 91320, furnishes this Proxy Statement in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held at the Hyatt Westlake Plaza, 880 S. Westlake Boulevard, Westlake Village, California 91361 (101 Freeway, exit Westlake Boulevard) on Thursday, June 8, 2000 at 1:00 p.m., Pacific Daylight Savings Time, or at any adjournments or postponements thereof. The mailing of proxy materials will commence on or about May 5, 2000. The following is important information in a question-and-answer format regarding the Annual Meeting and this Proxy Statement.

Q:  What am I voting on?

    - To elect six directors (Mr. John Poe, Mr. Rock Hankin, Mr. James Burra, Mr. Allen Orbuch, Mr. James Schraith, Mr. Jack Vance) to hold office until the next Annual Meeting or until their successors are duly elected and qualified.

    - To approve an amendment of incorporation to increase in the number of shares of Common Stock which the Company is authorized to issue from 100,000,000 to 250,000,000.

    - To ratify and approve the appointment of Arthur Andersen LLP as the Company's independent public accountants.

Q:  Who is entitled to vote?

       Stockholders as of the close of business on April 24, 2000 (the "Record Date") are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders do not have the right to cumulate votes.


Q:  How do I vote?

       Sign and date each proxy you receive and return it in the prepaid envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote FOR the three proposals on your behalf. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company's Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.


Q:  What does it mean if I get more than one proxy card?

       It means you hold shares registered in more than one account. Please sign and return all proxies to ensure that all your shares are voted.

Q:  Who will count the vote?

       Representatives of ChaseMellon Shareholder Services will tabulate the votes and act as inspectors of election.


Q:  Who can attend the Annual Meeting?

       All shareholders as of the Record Date can attend.

Q:  What constitutes a quorum?

       A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the Annual Meeting. As of the Record Date, 32,582,502 shares of Semtech Corporation common stock were issued and outstanding. Proxies submitted by brokers that do not indicate a vote for some of the proposals because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called "broker non-votes." Abstentions and "broker non-votes" are each included in the determination of shares present and voting, with each tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.


Q:  How many votes are needed for approval of each item?

       There are differing vote requirements for the various proposals. Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the six nominees receiving the most votes will be elected directors. A stockholder may not cumulate his or her votes for individual directors. Approval of the amendment to the certificate of incorporation requires an affirmative vote of a majority of the shares of common stock outstanding on the Record Date.

       Ratification of the auditors requires that the number of votes cast for ratification at the meeting exceed those cast against ratification.

Q:  What percentage of stock do the directors and officers own?

       Together, they own approximately 9.8% of Semtech common stock as of January 30, 2000. (See pages 5-7 for details).

Q:  Who are the largest principal shareholders?

       As of January 30, 2000, there was no single shareholder that held in excess of 5% of the outstanding shares of common stock of the Semtech. (See page 5 for details).

Q:  When are shareholder proposals for the 2001 meeting due?

       To be considered for inclusion in next year's Proxy Statement, stockholder proposals must be submitted in writing by January 5, 2001, to the Company's Secretary, 652 Mitchell Road, Newbury Park, California 91361. Copies of the By-laws are available to stockholders free of charge upon request to the Company's Secretary. In addition, notice of a stockholder proposal submitted other than in the Company's Proxy Statement would be considered untimely if not received by the Company by March 21, 2001.

Q:  How do I receive additional copies of these proxy materials:

       Any stockholder desiring additional proxy materials should contact David Franz, Secretary, Semtech Corporation, (805) 498-2111.


                            PRINCIPAL STOCKHOLDERS

    As of January 30, 2000, there were no persons known to the Company who owned beneficially more than 5% of the Common Stock.

                             ELECTION OF DIRECTORS
                               (Proposal No. 1)

    Six directors are to be elected at the Meeting, each to serve until the following annual meeting or until a successor is elected and qualified. The nominees named below were elected to their present terms of office by the stockholders. All of the nominees have consented to be named and have indicated their intent to serve if elected. Unless a proxy directs otherwise, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxyholders will vote the shares for such other person, if any, as shall be designated by the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED
BELOW:

                      John D. Poe             Rock N. Hankin

                      James P. Burra          Allen H. Orbuch

                      James T. Schraith       Jack O. Vance


    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended January 30, 2000, its officers and directors complied with all Section 16(a) filing requirements. In making these statements the Company has relied on its review of Forms 3, 4 and 5 provided to the Company with respect to its most recent fiscal year by its officers and directors.

    The chart below indicates the number of shares and exercisable stock options held by each director, each executive officer named in the Summary Compensation Table below and by the directors and officers as a group as of January 30, 2000:


                                                                                        Beneficial
                                                                                       Ownership of
                                                                                     Common Stock (1)
                                                                     Director    ---------------------------
      Name                      Office                   Age          Since       Number                % (2)
      ----                      ------                   ---         -------      ------                 ---
John D. Poe              Chairman of the Board,             48         1985         1,858,766(3)         5.7%
                         President and Chief
                         Executive Officer

Rock N. Hankin           Vice Chairman of the Board,        53         1988        156,298 (4)         *
                         Member of the Audit
                         Committee and Compensation
                         Committee

Allen H. Orbuch          Director, Member of the            71         1991        159,700 (5)         *
                         Audit Committee and
                         Compensation Committee

James P. Burra           Director, Member of the            57         1991        145,950 (6)         *
                         Audit Committee and
                         Compensation Committee

Jack O. Vance            Director, Member of the            75         1995         90,700 (7)         *
                         Audit Committee and
                         Compensation Committee

James T. Schraith        Director, Member of the            42         1995        128,700 (8)         *
                         Audit Committee and
                         Compensation Committee

Raymond E. Bregar        Executive Vice President           52            -        152,990 (9)         *

David G. Franz, Jr.      Vice President and CFO             38            -        315,692(10)         *

Jean-Claude Zambelli     Vice President                     55            -         90,000(11)         *

Wylie Plummer            Vice President                     43         1998        169,548(12)         *

All Officers and                                                                 3,338,932(13)        9.8%
Directors as a Group
(12 persons)

___________________

  *     Less than 1%

  (1) Unless otherwise indicated below, each person has sole voting and investment power with respect to the shares listed.

  (2) Each of the respective percentages is based upon the 32,048,249 shares outstanding as of January 30, 2000, plus, if applicable, the shares which each officer or director has the right to acquire within 60 days thereof through the exercise of stock options.

  (3) Includes 813,566 shares issuable pursuant to options exercisable within 60 days of January 30, 2000.

  (4) Includes 146,298 shares issuable pursuant to options exercisable within 60 days of January 30, 2000

  (5) Includes 149,700 shares issuable pursuant to options exercisable within 60 days of January 30, 2000.

  (6) Includes 124,700 shares issuable pursuant to options exercisable within 60 days of January 30, 2000.

  (7) Includes 78,700 shares issuable pursuant to options exercisable within 60 days of January 30, 2000.

  (8) Includes 113,700 shares issuable pursuant to options exercisable within 60 days of January 30, 2000.

  (9) Includes 64,990 shares issuable pursuant to options exercisable within 60 days of January 30, 2000.

 (10) Includes 197,522 shares issuable pursuant to options exercisable within 60 days of January 30, 2000.

 (11) Includes 90,000 shares issuable pursuant to options exercisable within 60 days of January 30, 2000.

 (12) Includes 95,100 shares issuable pursuant to options exercisable within 60 days of January 30, 2000.

 (13) Includes 1,944,852 shares issuable pursuant to options exercisable within 60 days of January 30, 2000.



Background of Nominees

    Mr. Poe has been our President, Chief Executive Officer and a Director of the Company since October 1985. In March 1998, Mr. Poe was also elected to the
position of Chairman of the Board of Directors.   Since October 1985, Mr. Poe
has also served as Managing Director of our subsidiary, Semtech Ltd. In addition, Mr. Poe currently serves as sole Director and President of our wholly owned subsidiaries, Semtech Corpus Christi Corporation, Edge Semiconductor Incorporated and Semtech Santa Clara, Inc.

    Mr. Hankin has served as a Director of the Company since May 1988. In March 1998, Mr. Hankin was elected Vice Chairman of the Company's Board of Directors. He currently serves as Chief Executive of Hankin & Co., a diversified business advisory firm, where he has held such position since June 1986. Mr. Hankin also serves on the Board of Directors of Alpha Microsystems, Sparta, Inc. and a number of private companies. He was previously Chairman of the Board of House of Fabrics and a member of the board of Quidel, Inc and Techniclone.

    Mr. Orbuch has served as a Director of the Company since March 1991. He currently serves as a management consultant. He retired in 1993 from his position as Group Executive of Teledyne, Inc. He had served in that position for more than five years.

    Mr. Burra has served as a Director of the Company since June 1989.   Mr.
Burra has served as Chief Executive Officer of the Endural Division of Hoover Materials Handling Group, Inc. and its predecessor W. D. Adam Co., Inc., a manufacturer selling a proprietary line of vacuum formed, high density
polyethylene containers, since June 1989.   He serves on the board of Hoover
Group, Inc., the Parent of Endural, and the board of American Microwave Technology, Inc., a manufacturer of radio frequency and microwave power amplifiers.

    Mr. Vance has served as a Director of the Company since April 1995. Mr. Vance is a retired Managing Director of the Los Angeles office of McKinsey & Company, a management consulting firm. He now runs his own firm, Management Research, Inc., which serves a few selective clients. Mr. Vance has authored 30 articles on subjects such as corporate planning and strategy. Mr. Vance is also a director of International Rectifier, Gabelli-Mathers Fund, First Consulting Group, and four privately held corporations.

    Mr. Schraith has served as a Director of the Company since June 1995.   Mr.
Schraith is currently President of Quantum Technology Ventures, the venture capital subsidiary of Quantum Corporation. Additionally, Mr. Schraith is Chairman of the Board of ShareWave, Inc. and Digital Archaeology

Corporation. Prior to Quantum, Mr. Schraith held various positions with other companies, including President and CEO of ShareWave, Inc.; Vice President and General Manager, North America for Compaq Computer; Chief Executive Officer and a Director of the Cerplex Group, Inc.; and AST Research, Inc., most recently
serving as President, Chief Operating Officer and Director.   Mr. Schraith also
serves on the boards of S3 Corporation (formerly Diamond Multimedia Systems,
Inc), ShareWave, Inc. and Digital Archaeology Corporation.

   Mr. Bregar joined us and was elected an officer of the Company in February 1988. From fiscal 1989 through fiscal 1993, Mr. Bregar served as Vice President of Discrete Products. Currently Mr. Bregar serves as Executive Vice President, a position he has held since February 1993. Prior to joining the Company, Mr. Bregar served as business manager of Power Discretes with Fairchild Semiconductor where he directed the research and development and manufacturing of the power mosfet and power rectifier product lines.

   Mr. Franz joined us a Vice President of Finance, Chief Financial Officer, and Secretary and was elected an officer of the Company in August of 1993. Prior to joining the Company, Mr. Franz was employed by the Teradata Corporation, Wickes Companies and Arthur Andersen LLP.

   Mr. Plummer joined us as Vice President as a result of the April 1997 acquisition of Edge Semiconductor and was elected an officer in June 1998. Mr. Plummer co-founded Edge Semiconductor and served as its president until the acquisition. Prior to Edge, Mr. Plummer held positions with Brooktree, Intel and National Semiconductor.

   Mr. Zambelli joined us as Vice President of Sales and Marketing and was elected an officer of our Company in December of 1996. Mr. Zambelli has more than 25 years of experience in the semiconductor industry and has held senior management positions with several companies. Most recently, Mr. Zambelli was vice president of sales for Exar Corporation.

   None of the officers has any family relationship to any other officer. The officers are elected annually by the Board of directors and serve at the discretion of the Board.


Committees and Compensation of the Board of Directors.

    The Company has a standing Compensation and Stock Option Committee and an Audit Committee. The Company has no nominating committee. During the Company's last fiscal year, the Board of Directors held four regular meetings and one special meetings. During such fiscal year each of the incumbent Directors attended 75% or more of the sum of the number of such meetings plus the number of meetings of the Committees of which such person is a member. It is expected that the Board will meet on a regular basis during the ensuing year.

    Compensation and Stock Option Committee

The Compensation and Stock Option Committee ("Compensation Committee"), comprised of Mr. Hankin, Mr. Burra, Mr. Schraith, Mr. Vance and Mr. Orbuch, met four times during fiscal year 2000. The responsibilities of the Compensation Committee are as follows:


Nominations and Organization Matters. In consultation with the President and Chief Executive Officer, the Committee shall have the following powers and responsibilities with respect to nominations for membership to the Board of Directors and matters concerning the structure and organization of the Board:

 . Review the qualification of, and make recommendations to the Board of Directors with respect to nominees for directors to be submitted to the stockholders of the Company at each annual meeting of stockholders and nominees to be elected by the Board of Directors to fill vacancies and newly created directorships.

 . Establish criteria to evaluate director performance, and consider such performance in determining whether to recommend that a director be nominated for re-election to the Board.

 . Recommend to the Board of Directors the actual assignment of individual directors to committees of the Board.

 . Consider and make recommendations to the Board of Directors regarding the size and composition of the Board.

 . Consider and make recommendations regarding the size and nature of committees of the Board of Directors, including the addition of any new committee or any change in the nature, size or composition of an existing committee.


Compensation. In consultation with the President and Chief Executive Officer, the Committee shall have the following powers and responsibilities with respect to compensation matters:

 . Review and recommend to the Board of Directors significant compensation and benefit programs and plan, including bonus plans, trustee employee benefit or welfare plans (such as 401(k) or pension plans), employee stock ownership mechanisms (such as ESOP's and employee stock purchase plans) and other short-and long-term incentive plans.

 .  Review and approve the compensation, including direct regular compensation
   (including bonus compensation), stock options or other appropriate incentive plans, and major perquisites, if any, for executive officer of the Company.

 . Review and recommend to the Board of Directors candidates for election as executive officers of the Company and executive officer title changes.

 . Administer the Company's stock option or other equity-based plans, and make recommendations to the Board of Directors as to any revisions to such plans. The Committee may delegate ordinary and regular grants under the plan pursuant to established guidelines to the President and CEO who shall submit such grants to the Committee for ratification.

 . Review the Company's Management Succession Plan or regular basis to determine its adequacy.

 . Review and report to the Board of Directors, when so requested, on any compensation matter. The Committee may engage independent advisors to assist in this process.


    Audit Committee

    The Audit Committee, which consists of Mr. Hankin, Mr. Burra, Mr. Orbuch, Mr. Schraith and Mr. Vance, met two times during fiscal year 2000. The Audit Committee charter is the following:

Organization. There shall be a Committee of the board of directors to be known as the Audit Committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgement as a committee member.

Statement of Policy. The audit committee shall provide assistance to the Board of Directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors when appointed, and the financial management of the corporation.

Responsibilities.   In carrying out its responsibilities, the audit committee's policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

 . Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

 . Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

 . Review, with the independent auditors, the company's internal auditor when appointed, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Further, the committee periodically should review company policy statements and procedures with respect to ethics and conflicts of interest.

 . When the Company designates an internal auditor: Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposal audit plans for the coming year, and the coordination of such plans with the independent auditors. Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations of any deviations from the original plan.

 . Financial statements and all other financial reporting are the responsibility of management. The audit Committee will review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any material changes in accounting principles should be reviewed.

 . Provide sufficient opportunity for the internal (when appointed) and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

 . Review accounting and financial human resources and succession planning within the company.

 . The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or other to assist in the conduct of any investigation.

 . The membership of the audit committee shall consist of at least three independent members of the board of directors who shall serve at the pleasure of the board of directors. Audit committee members and the committee chairman shall be designated by the full board of directors.


    Board of Directors Compensation

    During fiscal 2000, the directors who are not also employees of our Company were not paid any cash compensation for their services. During March 1998, the directors were converted from a cash compensation program to a 100% equity based compensation. On July 15, 1998 each non-employee director received a stock option grant which vests pro-rata over five years. This option grant will compensate the non-employee directors for their service over the five-year period of July 15, 1998 to July 15, 2003 and has been granted in lieu of cash compensation. The number of options was computed by multiplying the forgone cash compensation over the five period by four (multiplier), and then dividing that amount by the Company's stock price, on the date of grant, to compute the
number of options to be granted.   The multiplier was set to recognize the
relative risk of taking share options, compared to cash compensation. As a result Mr. Hankin, Vice-Chairman of the Board, was granted 49,485 share options, and Mr. Burra, Mr. Orbuch, Mr. Schraith and Mr. Vance were each granted 32,990 share options. The number of options has been subsequently adjusted to reflect the two for one stock split declared during fiscal 2000. This plan was developed by an independent consulting firm, and was set-up to align the interests of the Board with those of shareholders, to reduce the expense associated with directors' compensation and to attract and retain high quality directors.

    Non-employee directors also receive annual option grants through their participation in the Company's Long Term Stock Incentive Plan. New non-employee directors receive an initial grant of 15,000 shares. Each existing non-employee director receives annual grants of options to purchase a total of 10,000 shares
at the market price as of the date of grant.   The specific provisions of the
plan are set forth in the Long Term Stock Incentive Plan, a copy of which is on file with the Securities and Exchange Commission. Directors who are Company employees are not paid fees or additional compensation for attending Board or committee meetings. Mr. Poe is currently the only employee on the Board.


Compensation Committee Interlocks and Insider Participation

    No member of the Compensation Committee was, during fiscal year 2000, an officer or employee of the Company or any of its subsidiaries; or was formerly an officer of the Company or any of its subsidiaries. During fiscal year 2000, no executive officer of the Company served as a director or member of the compensation committee (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Compensation Committee, or as a director, of the Company.

                            EXECUTIVE COMPENSATION

    The following table shows, as to the Chief Executive Officer and each of the executive officers of the Company who received total compensation from the Company and its subsidiaries in excess of $100,000 for the fiscal year ended January 30, 2000 (collectively, the "Named Executive Officers"), information concerning compensation paid for services to the Company in all capacities during the fiscal years ended January 30, 2000, January 31, 1999 and February 1, 1998:

                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation                          Long-Term (4)
                                           -------------------                         --------------

                                                                Other       Stock            All
                          Fiscal    Salary                      Annual      Options         Other
    Name and Title         Year     ($)(1)     Bonus($)(5)     Comp.($)   Awarded(#)     Comp.($)(3)
    --------------        ------   -------     -----------     --------   ----------     -----------
John D. Poe                 2000   313,470       151,200        11,979      133,566         128,207
Chairman of the Board       1999   265,387       182,500        11,079      310,000         110,741
and CEO                     1998   246,152       120,600         9,948      120,000          79,959

Raymond E. Bregar           2000   208,088        83,401         8,907       84,990          35,706
Executive Vice              1999   186,160       105,827         8,769       50,000          32,778
President                   1998    74,159        72,480        10,224       80,000          31,570

David G. Franz, Jr.         2000   158,085        53,640        10,803       33,022          28,243
Vice President and          1999   149,431        73,050         8,421       35,000          27,209
CFO                         1998   137,699        13,040         9,607      100,000          22,501

Jean-Claude Zambelli        2000   186,466        84,924         5,253       25,000          31,924
Vice President              1999   169,621        82,080         7,051       40,000          29,588
                            1998   165,006        12,000         6,030       60,000          17,963

Wylie Plummer               2000   184,875        59,085         7,368       20,000           2,919
Vice President              1999   178,333        67,932         9,595       25,000           2,187
                            1998   160,000        49,324         2,945      100,000           1,979

___________
(1)  Salaries for fiscal years 2000, 1999 and 1998 each reflect 26 pay periods.

(2) "Other Annual Compensation" includes (a) premiums on life insurance and (b) auto allowance.

(3)  "All Other Compensation" for 2000, 1999 and 1998 includes, respectively,
     (a) Company contributions to 401K savings plan of $5,000, $5,000, and $4,577 on behalf of Mr. Poe; $5,000, $4,774, and $4,366, on behalf of Mr. Bregar; $4,714, $4,497, and $3,006 on behalf of Mr. Franz; $4,200, $4,036 and $2,123 for Mr. Zambelli; and $2,919, $2,187 and $1,979 on behalf of Mr. Plummer; and (b) deferred compensation of $123,207, $105,741 and $75,382 for Mr. Poe; $30,706, $28,004 and $27,204 for Mr. Bregar; $23,529, $22,712
     and $19,215 for Mr. Franz; and $27,724, $25,552 and $15,840 on behalf of
     Mr. Zambelli.

(4) During the years indicated, restricted stock and long-term incentive plan payouts were not granted.

(5) In fiscal year 2000, Mr. Poe, Mr. Bregar and Mr. Franz received $45,360, $16,680 and $26,820, respectively, of their bonus in stock options

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table shows, as to the Named Executive Officers, information concerning stock options granted during the fiscal year ended January 30, 2000.

                                                 Individual Grants
                         -----------------------------------------------------------------
                                                                                                  Potential Realizable
                                            % of Total                                              Value at Assumed
                           Number of         Options                                                 Annual Rates of
                           Securities        Granted                                               Stock Appreciation
                           Underlying           to             Exercise                            for Option Term (2)
                            Options          Employees          Price         Expiration       -----------------------------
         Name               Granted       in Fiscal Year      ($/Share)          Date              5%               10%
----------------------   -------------    --------------    -------------    -------------     ----------        ----------
John D. Poe                 133,566 (1)              5.4%        $13.5625          2/18/09     $1,137,636        $2,882,993

Raymond E. Bregar            84,990 (1)              3.4%        $13.5625          2/18/09     $  724,324        $1,835,579

David G. Franz, Jr.          33,022 (1)              1.3%        $  37.25         11/01/09     $  653,135        $1,655,172

Jean-Claude Zambelli            25,000               1.0%        $  37.25         11/01/09     $  585,658        $1,484,173

Wylie Plummer                   20,000               0.8%        $  37.25         11/01/09     $  486,527        $1,187,338

(1) The grants to Mr. Poe, Mr. Bregar and Mr. Franz include, respectively, option grants of 13,566, 4,990 and 8,022 on March 4, 1999 at an option
     price of $13.375.   These grants were received under the Company's program,
     which allows executive officers to receive up to 50% of their bonus in stock options.

(2) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the
     annual  rate  specified  (5%  and  10%).  Annual   compounding results  in
     total appreciation  of  approximately  63% (at 5% per  year) and 159% (at
     10% per  year).   The 5% and 10% assumed annual rates of compounded stock
     price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future stock price growth.

                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table shows, as to the Named Executive Officers, information concerning stock options exercised during the fiscal year ended January 30, 2000, the number of unexercised options and the value of "in-the-money" unexercised options.




                                                                                           Value of Unexercised
                         Shares                         Number of Unexercised              In-the-Money Options
                        Acquired                         Options at FY End(#)                at FY End ($)(2)
                           on           Value            --------------------               -------------------
        Name           Exercise(#)   Realized ($)   Exercisable     Unexercisable     Exercisable      Unexercisable
        ----           -----------   ------------   -----------     -------------     -----------      -------------
 John D. Poe                    0     $        0        723,566            360,000    $41,132,903       $19,690,613

 Raymond E. Bregar         90,000     $1,003,281          4,990            260,000    $   245,446       $13,847,231

 David G. Franz, Jr.        5,000     $  193,281        177,522            202,500    $ 9,889,738       $10,426,250

 Jean Claude Zambelli      70,000     $2,097,144         90,000            205,000    $ 5,019,375       $10,581,563

 Wylie Plummer             17,400     $  529,694         95,100            157,500    $ 4,973,631       $ 7,750,781


(1) Based upon the $62.5625 per share closing price of the Company's common stock on the NASDAQ National Market System on January 30, 2000.

                      REPORT OF THE COMPENSATION COMMITTEE

To:   The Board of Directors

    The Compensation and Stock Option Committee (the "Committee"), a committee composed entirely of Directors who have never served as officers of the Company, determines and administers the compensation of the Company's executive officers. This report, prepared by the Committee, sets forth the Company's compensation policies for the year ended January 30, 2000, as such policies affected the Company's executive officers.

    Compensation Philosophy. At the direction of the Board of Directors and pursuant to the charter of the Committee, the Committee endeavors to ensure that the compensation programs for executive officers of the Company and its subsidiaries are effective in attracting and retaining key executives responsible for the success of the Company and are administered in an appropriate fashion in the long-term interests of the Company and its stockholders. The Committee seeks to align total compensation for senior management with both annual and long-term corporate performance.

    The Committee believes that the Company's overall financial performance should be an important factor in the total compensation of the Company's executive officers. At the executive officer level, the Committee has a policy that a greater proportion of total compensation should consist of variable, performance-based components, such as bonuses, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to enhancement of profitability and stockholder value. The performance goals upon which payment to the Company's executive officers are based include growth in revenue, net income, cash flow, new order generation and returns on assets.

    The Committee also compares the Company's total compensation package with those of other analog and mixed-signal semiconductor companies of comparable size. The Committee uses this data primarily as benchmarks to ensure that the executive compensation program as a whole is within the broad middle range of
comparative pay for similar sized companies.   The Committee does not target a
specific position in the range of comparative data for each individual or for each component of compensation. Individual amounts are established in view of the comparative data and such other factors as level of responsibility, prior experience and the Committee's subjective judgment as to individual contribution. These factors are not assigned specific mathematical weights, rather, the Committee exercises its judgement and discretion in the information it reviews and the analysis it considers.

    The Company also retains independent compensation and benefits consultants to assist in evaluating executive compensation programs. The use of independent consultants provides additional assurance that the Company's programs are reasonable and appropriate to the Company's objectives.

    Compensation Program. The Company has a comprehensive compensation program, which consists of cash compensation, both fixed and variable, and equity-based compensation. The program has three principal components:

    Cash-Based Compensation

    Base Salary--Base salary is predicated on industry and peer group comparisons and on performance judgments as to the past and expected future contribution of the individual executive officer. In general, salaries are set based on median salaries for similar executives of similar sized companies in the high technology industry.

    Bonuses--The Company has a discretionary key employee incentive pool pursuant to which executive officers and other key employees may receive annual cash bonuses. Individual payments are made based on the achievement of order, revenue, net income and cash flow growth targets and upon the individual's personal and departmental performance. In fiscal 2000, executive officers were given the option of receiving up to 50% of their bonuses in the form of stock
options.   Such election was made
early in the year. The number of options granted in lieu of bonus is calculated by multiplying the forgone cash bonus by four and dividing the result by the market price on the date of grant. The calculated number of options is priced at the market price on the date of grant. The percentage of bonus to be received in stock options is selected at least six months prior to the actual grant date.

    Equity-Based Compensation

    Stock Options--Stock options are granted periodically to provide additional incentive to executives and other key employees to work to maximize long-term total return to stockholders. The options vest over three- and four-year periods to encourage option holders to continue in the employ of the Company. In granting options, the Committee takes into account the number of shares, outstanding options held by the individual and the individual's performance and contribution to Semtech's success.

Chief Executive Officer Compensation. In accordance with the compensation philosophy, stated above, and the Company's results, Mr. Poe's base salary during fiscal year 2000 was $325,000, which represented an 8% increase over fiscal 1999. Mr. Poe was not paid at this rate throughout fiscal 2000. As a result his actual base compensation was approximately $313,000 during FY00. His base salary is designed to be competitive with base salaries paid to other chief executive officers of corporations with similar revenues and scope of operations. During fiscal 2000, Mr. Poe received a bonus of $151,200, based upon his performance during fiscal 1999. This bonus was paid with cash in the amount of $105,840, with the remaining $45,360 being exchanged for stock
options.   This bonus was 63% of Mr. Poe's targeted bonus for fiscal 1999.

For fiscal 2000, Mr. Poe earned a bonus of $273,002, which was 105% of target. Mr. Poe elected to receive 50% of this bonus in stock options. As a result, on March 4, 2000, Mr. Poe was granted options to purchase 8,549 shares of Semtech
common stock at a price of $63.875.   The remainder of the bonus, $136,501, was
paid in cash in early March 2000. During fiscal 2000, the Committee granted Mr. Poe 120,000 stock options with an exercise price at fair market value as of the
date of the grant.   During fiscal 1999, Mr. Poe received a special stock option grant of 250,000 stock options, which was subsequently adjusted to 500,000 shares as a result of the 2 for 1 stock split declared in fiscal year 2000.
This grant was made to retain Mr. Poe's services for the following five years. The vesting of these shares was based upon the achievement of certain stock appreciation targets. This grant includes provisions, which limit Mr. Poe's ability to sell his existing holdings of Semtech common stock, excluding options, to 10% of such holdings per year.

    Section 162 (m). Section 162 (m) of the Internal Revenue Code (the "Code") limits the Company to deduction for federal income tax purposes of no more than $1 million of compensation paid to the chief executive officer and the four other most highly paid executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Board has determined that stock options shall be treated as "performance-based compensation." The Company's stockholders previously approved the option plans, which would generally allow any compensation recognized by an executive officer named in the Summary Compensation Table as a result of the grant of such a stock option to be deductible by the Company.

    Summary. The Committee believes that a fair and motivating compensation program plays a critical role in the performance of the Company. The Committee reviews this program on an ongoing basis to evaluate its continued effectiveness.

                                       James P. Burra         Rock N. Hankin

                                       Allen H. Orbuch        James T.Schraith

                                                  Jack O. Vance

                               PERFORMANCE GRAPH

    Comparison of Five Year Cumulative Total Return. The following performance chart shows the value of an investment of $100 on January 30, 1995 in cash of
(i) the Company's Common Stock, (ii) the Nasdaq Stock Market, and (iii) the Nasdaq Electronic Components Sub-Index. All values assume reinvestment of the full amount of all dividends and are calculated as of January 30 of each year. Note that historic stock price performance is not necessarily indicative of future stock price performance.



                             [GRAPH APPEARS HERE]


                                              1995           1996           1997           1998          1999          2000
---------------------------------------------------------------------------------------------------------------------------
Semtech Corp.                                $ 100          $ 354          $ 409          $ 809        $1,243        $4,352
Nasdaq Stock Market                          $ 100          $ 141          $ 185          $ 219        $  342        $  533
Nasdaq Electronic Stocks                     $ 100          $ 160          $ 331          $ 324        $  523        $1,014
---------------------------------------------------------------------------------------------------------------------------

    The disclosure under the captions "Report of The Compensation Committee" and "Performance Graph" is not "soliciting material," and is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                          APPROVAL OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                (Proposal No.2)

                 AMENDMENT TO THE CERTIFICATE  OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     In March 2000 the Board of Directors declared it advisable and unanimously approved an amendment to increase the aggregate number of shares of Common Stock which the Company is authorized to issue from 100,000,000 shares to 250,000,000 shares (the "Amendment"), subject to stockholder approval.

Approval of the Amendment

     If approved by a majority of the shares of Common Stock outstanding, the Amendment will become effective upon the filing of a Certificate of Amendment of
Certificate of Incorporation with the Delaware Secretary of State.   The
amendment to Article FOURTH of the Company's Certificate of Incorporation would change subsection (1) of Article FOURTH of the Company's Certificate of Incorporation to read in its entirety and substantially as follows:

          "FOURTH: Number of Shares.

              "(1) The Corporation is authorized to issue two classes of stock designated "Preferred Stock" and "Common Stock," respectively. The total number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000) and each such share shall have a par value of one cent ($.01). The total number of shares of Common Stock authorized to be issued is Two Hundred and Fifty Million (250,000,000) and each such share shall have a par value of one cent ($.01).


Purpose and Effect of the Amendment
-----------------------------------

     As of the Record Date, of the Company's 100,000,000 authorized shares of Common Stock, 32,582,502 shares were issued and outstanding, and 12,176,779 shares were reserved for issuance pursuant to the Company's current stock option plans and stock purchase plan (together, the "Plans"), and 55,241,719 shares were available for future issuance but have not been reserved for any specific use.

     The principal purpose of the proposed Amendment is to authorize additional shares of Common Stock which will be available in the event that the Board of Directors determines that it is necessary or appropriate, among other things, to effect future stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets through the issuance of securities, or to establish a strategic relationship with a corporate partner through the exchange of securities.

     If the proposed Amendment is adopted, the aggregate number of authorized shares of Common Stock will be increased from 100,000,000 shares to 250,000,000 shares. If the Proposal were adopted, as of the Record Date, 205,241,719 shares would be available for future issuance by the Board of Directors without any shareholder approval, except in accordance with the requirements of the NASDAQ Stock Market or the Delaware General Corporation Law.

     There will be no change in the voting rights, dividend rights, liquidation rights, preemptive rights or any other shareholder rights as a result of the proposed Amendment. The additional shares might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present holders of Common Stock.

Potential Anti-Takeover Effect
------------------------------

     The proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of the proposal. The increased number of authorized shares of Common Stock could discourage, or be used to impede, an attempt to acquire or otherwise change control of the Company. The private placement of shares of Common Stock into "friendly" hands, for example, could dilute the voting strength of a party seeking control of the
Company.   Although the Company has no present intent to use the additional authorized shares of Common Stock for such purposes, if this Proposal is adopted, more capital stock of the Company would be available for such purposes than is currently available.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting, assuming a quorum is present, is necessary for approval of the Amendment. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or the bank voting instructions as to such shares) effectively count as votes against the
Amendment.    The Board of Directors unanimously  recommends a vote for approval of the amendment.


                            APPROVAL OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS
                                (Proposal No. 3)

    The firm of Arthur Andersen LLP, certified public accountants, has been the Company's independent public accountants since the Company's inception and has been selected by the Board of Directors to serve as its independent public accountants for the fiscal year ending January 29, 2001. Professional services rendered by Arthur Andersen LLP for the fiscal year ended January 30, 2000 consisted of an audit of the Company's financial statements, consultation on interim financial statements, services related to filings with the Securities and Exchange Commission, meetings with the Company's Audit Committee and consultation on various matters relating to accounting, tax and financial reporting. The Audit Committee of the Board of Directors met periodically with representatives of Arthur Andersen LLP during the past fiscal year. The members of the Audit Committee are Messrs. Hankin, Burra, Orbuch, Schraith and Vance.

Representatives of Arthur Andersen LLP are expected to be present at the Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders. The Board of directors recommends a vote "for" approval of the appointment of the auditors.


                                ANNUAL REPORTS

    The Company hereby undertakes to provide upon written request a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for the fiscal year ended January 28, 2001 without charge to any person whose proxy is solicited by this statement. Such written request is to be directed to David Franz, Semtech Corporation, 652 Mitchell Road, Newbury Park, California 91320-2289.


                                 OTHER MATTERS

    The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.


                             STOCKHOLDER PROPOSALS

    The Company must receive stockholder proposals for the 2001 Annual Meeting no later than 120 days prior to May 5, 2001 in order to be considered for inclusion in the Company's proxy materials. In addition, notice of a stockholder proposal submitted other than in the Company's proxy statement would be considered untimely in not received by the Company by March 21, 2001.



                                       By Order of the Board of Directors

                                       /s/ David G. Franz, Jr.

                                       David G. Franz, Jr.

                                       Vice President of Finance and Secretary

    Dated:  May 5, 2000